EXHIBIT 10.2(b)
EMPLOYEE SHARE PLAN

SODASTREAM INTERNATIONAL LTD.

THE 2010 EMPLOYEE SHARE OPTION PLAN

EMPLOYEE SHARE PLAN

PREFACE

This plan, as amended from time to time, shall be known as the “SodaStream International Ltd. 2010 Employee Share Option Plan (the “ESOP”).

1.	PURPOSE OF THE ESOP

The ESOP is intended to provide an incentive to retain, by the Company and its Affiliates (as defined below), persons of training, experience, and ability, to attract new employees, directors, consultants, service providers and any other entity which the Board or the Committee (as defined below) shall decide their services are considered valuable to the Company, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to obtain shares of the Company, pursuant to the ESOP.

2.	DEFINITIONS

For purposes of the ESOP and related documents, including the applicable Award agreements, the following definitions shall apply:

2.1.	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2.	“Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Participant, to the extent applicable.

2.3.	“Award” means an Option, Restricted Share, Restricted Share Unit or Share Appreciation Right.

2.4.	“Board” means the Board of Directors of the Company.

2.5.	“Capital Gain Option” or “CGO” as defined in Section 5.4 below.

2.6.
“Cause” means, (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any failure (as a result of gross negligence or willful misconduct) to carry out, as an employee of the Company or its Affiliates, a reasonable directive of the chief executive officer, the Board or the Participant’s direct supervisor, which involves the business of the Company or its Affiliates and which was capable of being lawfully performed by the Participant; (iii) embezzlement or theft of funds of the Company or its Affiliates; (iv) any breach of the Participant’s fiduciary duties or duties of care of the Company; including, without limitation, self-dealing, prohibited disclosure of confidential information of, or relating to, the Company, or engagement in any business competitive to the business of the Company or of its Affiliates; and (v) any circumstances (other than voluntarily resignation by the Participant) that constitute a “cause” for termination of the relationship in any agreement setting forth the relationship (employment, service provider or otherwise) between the Company (or its Affiliates) and such Participant, or any law or judicial decision.

EMPLOYEE SHARE PLAN

2.7.	“Chairman” means the chairman of the Committee.

2.8.	“Committee” means the compensation committee appointed by the Board which shall consist only of members of the Board.

2.9.	“Company” means SodaStream International Ltd., a corporation incorporated under the laws of the state of Israel, registration number 513951251.

2.10.	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.11.
“Date of Grant” means, the date of grant of an Award, as determined by the Committee, the Board and/or the shareholders of the Company as required by applicable law, and set forth in the Participant’s Award Agreement.

2.12.	“Employee” means a person who is employed by the Company or its Affiliates, including a member of the Board or an individual who is serving as an office holder, but excluding Controlling Shareholder.

2.13.	“ESOP” means as defined in the preface hereto.

2.14.	“Expiration Date” means the date upon which an Option or Share Appreciation Right shall expire, as set forth in Section 8.6 of the ESOP.

2.15.	“Fair Market Value” means as of any date, the value of a Share determined as follows:

(i)
If the Shares are listed on any established stock exchange or a national market system, including without limitation NASDAQ, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the applicable date, as reported in the Wall Street Journal, or such other source as the Board deems reliable. Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company’s Shares are listed on any established stock exchange or a national market system or if the Company’s Shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of the Company’s Shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be;

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(ii)
If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the applicable date, or;

(iii)
Notwithstanding the foregoing, if there is no such reported price for the Shares for the date in question under (i) or (ii) above, then the closing sales price, or the mean between the high bid and low asked prices, as applicable, on the last preceding date for which such price exists shall be determinative of Fair Market Value.

(iv)	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

2.16.
“IPO” means the underwritten initial public offering of the Company’s stock pursuant to a registration statement filed with and declared effective under the Israeli Securities Law, 1968, under the U.S. Securities Act of 1933, as amended, or under any similar law of any other jurisdiction.

2.17.	“ITA” means the Israeli Tax Authorities.

2.18.	“Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder, or any other person who is not an Employee.

2.19.	“Ordinary Income Option” or “OIO” as defined in Section 5.5 below.

2.20.	“Option” means an option to purchase one or more Shares of the Company granted pursuant to Sections 4 and 8 below.

2.21.	“102 Award” means any Award granted to Employees in accordance with and subject to Section 102 of the Ordinance.

2.22.	“3(i) Award” means an Award granted in accordance with and subject to Section 3(i) of the Ordinance to any person who is Non- Employee.

2.23.
“Participant Option Agreement” means a written document, the form(s) of which shall be approved from time to time by the Committee, reflecting the terms of Option(s) granted under the ESOP and including any document attached to such agreement.

2.24.	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961, as now in effect or as hereafter amended.

EMPLOYEE SHARE PLAN

2.25.	“Participant” means any holder of one or more Awards or Shares issued pursuant to an Award under the ESOP.

2.26.	“Purchase Price” means the purchase price for each Share underlying an Option or Share Appreciation Right.

2.27.	“Restricted Shares” means Shares acquired pursuant to a right to purchase Shares granted pursuant to Sections 4 and 9 below.

2.28.
“Restricted Share Purchase Agreement” means a written document, the form(s) of which shall be approved from time to time by the Committee, reflecting the terms of Restricted Shares granted under the ESOP and includes any documents attached to such agreement.

2.29.	“Restricted Share Unit” means a bookkeeping entry representing one (1) Share granted pursuant to Sections 4 and 9 below.

2.30.
“Restricted Share Unit Agreement” means a written document, the form(s) of which shall be approved from time to time by the Committee, reflecting the terms of Restricted Share Unit(s) granted under the ESOP and including any document attached to such agreement.

2.31.	“Section 102” means section 102 of the Ordinance as now in effect or as hereafter amended.

2.32.	“Share” means an ordinary share of the Company, 0.645 NIS par value each or any other class of shares of the Company, as the Company may decide.

2.33.	“Share Appreciation Right” or “SAR” means a Share appreciation right granted pursuant to Sections 4 and 8 below.

2.34.
“Share Appreciation Right Agreement” means a written document, the form(s) of which shall be approved from time to time by the Committee, reflecting the terms of Share Appreciation Right granted under the ESOP and including any document attached to such agreement.

2.35.	“Successor Company” means any entity into or with which the Company is merged or by which the Company is acquired, pursuant to a Transaction in which the Company is not the surviving entity.

2.36.
“Transaction” means (i) merger, acquisition or reorganization of the Company with one or more other entities pursuant to which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets or shares of the Company.

EMPLOYEE SHARE PLAN

2.37.	“Trustee” means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.38.	“Unapproved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance and – unless required otherwise by the Company - not held in trust by a Trustee.

2.39.	“Vested Option or SAR” means any Option or SAR that has already become vested and exercisable according to its Vesting Date or otherwise (e.g. acceleration upon certain events).

2.40.
“Vesting Dates” means, with respect to any Option or Share Appreciation Rights, the date as of which the Participant shall be entitled to exercise such Option or Share Appreciation Right, as set forth in Section 8.13 of the ESOP.

3.	ADMINISTRATION OF THE ESOP

3.1.
The Board or the Committees shall have the power to administer the ESOP, all as provided by applicable law and in the Company’s incorporation documents. Notwithstanding the above, for all intents and purposes hereunder, the Board shall automatically have residual authority if no Committee shall be constituted or if such Committee shall cease or otherwise be unable to operate for any reason. To the extent permitted by the applicable law, the Board shall have the right to delegate some or all of its authorities hereunder to the Committee.

3.2.
The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places, as the Chairman shall determine or as otherwise convened in accordance with the incorporation documents of the Company and its charter. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business, as it shall deem advisable.

3.3.
The Committee shall have the full power and authority to the extent permitted under applicable law or under the Company’s incorporation documents, to: (i) designate Participants; (ii) determine the terms and provisions of the respective Award agreements (which need not be identical), including, but not limited to, the number of Shares or unites to be covered by each Award, provisions concerning the vesting of Awards, the time and the extent to which the Options or Share Appreciation Rights may be exercised and the nature and duration of restrictions as to the transferability, or restrictions constituting substantial risk of forfeiture upon occurrence of certain events, (iii) cancel or suspend Awards, as necessary; (iv) determine the Fair Market Value of the Shares; (v) make an Election (as defined in Section 5.6 hereinafter) as to the type of 102 Approved Option; and (vi) designate the type of Options; (vii) alter any restrictions and conditions of any Awards or Shares subject to any Awards, (viii) interpret the provisions and supervise the administration of the ESOP; (ix) accelerate the vesting of any Award or right of a Participant to exercise in whole or in part, any previously granted Option or Share Appreciation Right; (x) determine the Purchase Price of an Option or Share Appreciation Right; (xi) prescribe, amend and rescind rules and regulations relating to the ESOP in cases specifically set forth hereunder; and (xii) make all other determinations deemed necessary or advisable for the administration of the ESOP.

EMPLOYEE SHARE PLAN

3.4.
Subject to the Company’s incorporation documents and applicable law, all decisions and selections made by the Board or the Committee pursuant to the provisions of the ESOP shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Award to be granted to that member, except as required by applicable law. Any decision reduced to writing shall be executed in accordance with the provisions of the Company’s incorporation documents, as the same may be in effect from time to time.

3.5.	The interpretation and construction by the Committee of any provision of the ESOP or of any Award agreement thereunder shall be final and conclusive unless otherwise determined by the Board.

3.6.
Subject to the Company’s incorporation documents, to applicable law, to the Company’s decision, and to all approvals legally required, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by such member, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the ESOP unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company's incorporation documents, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

4.	DESIGNATION OF PARTICIPANTS

4.1.
The persons eligible for participation in the ESOP shall include any Employees and/or Non-Employees; provided, however, that Employees subject to Israeli tax legislation may only be granted 102 Awards and other Employees and Non Employees may be granted other Awards.

4.2.
The grant of an Award hereunder shall neither entitle the Participant to participate nor disqualify the Participant from participating in, any other grant of Awards pursuant to the ESOP or any other option or equity incentive plan of the Company or any of its Affiliates.

EMPLOYEE SHARE PLAN

4.3.
Anything in the ESOP to the contrary notwithstanding, all grants of Awards to directors and office holders shall be authorized and implemented in accordance with the provisions of the Company’s incorporation documents or any applicable law, as in effect from time to time.

5.	DESIGNATION OF OPTIONS PURSUANT TO SECTION 102

5.1.
The Company may designate Awards granted to Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards or in the case of employees subject to a non Israeli tax legislation, may designate Awards that fit criteria under such applicable tax legislation.

5.2.	The grant of Approved 102 Awards shall be made under this ESOP and shall be conditioned upon the approval of this ESOP by the ITA.

5.3.	Approved 102 Award may either be classified as Capital Gain Option (or as CGO) or Ordinary Income Option (or as OIO).

5.4.	Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(3) shall be referred to herein as CGO.

5.5.	Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as OIO.

5.6.
The Company’s election of the type of Approved 102 Award as CGO or OIO granted to Employees (the “Election”), shall be appropriately filed with the ITA before the first Date of Grant of an Approved 102 Award under such Election. Such Election shall become effective beginning the first Date of Grant of an Approved 102 Award under such Election, and shall remain in effect at least until the end of the year following the year during which the Company first granted Approved 102 Awards under such Election. The Election shall obligate the Company to grant only the type of Approved 102 Award it has elected, and shall apply to all Participants who were granted Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

5.7.	All Approved 102 Awards must be held in trust by a Trustee, as described in Section 6 below.

EMPLOYEE SHARE PLAN

5.8.
For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

6.	TRUSTEE

6.1.
Approved 102 Awards which shall be granted under the ESOP and/or any Shares allocated or issued upon exercise of such Approved 102 Awards and/or other shares received subsequently following any realization of rights, including, without limitation, bonus shares, shall be allocated or issued to the Trustee (and registered in the Trustee’s name in the register of members of the Company) and held for the benefit of the Participant for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). All certificates representing Shares issued to the Trustee under the Plan shall be deposited with the Trustee along with an authorized copy of each relevant Board or Committee resolution issuing such Options to purchase Shares to Participants, and shall be held by the Trustee until such time that such Shares are released from the aforesaid trust as herein provided. In the case the requirements for Approved 102 Awards are not met, then the Approved 102 Options may be treated as Unapproved 102 Options, all in accordance with the provisions of Section 102 and regulations promulgated thereunder.

6.2.
Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Participant’s tax liabilities arising from Approved 102 Options which were granted to such Participant and/or any Shares allocated or issued upon exercise of such Options.

6.3.
With respect to any Approved 102 Option, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Participant shall not sell or release from trust any Share received upon the exercise of an Approved 102 Award and/or any Share received subsequently following any realization of rights, including without limitation, bonus Shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the provisions of Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Participant.

6.4.
Upon receipt of Approved 102 Award, the Participant will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the ESOP, or any Approved 102 Award or Share granted to him thereunder.

EMPLOYEE SHARE PLAN

7.	SHARES RESERVED FOR THE ESOP; RESTRICTION THEREON

7.1.
The Board shall resolve from time to time to reserve a sufficient number of authorized but unissued Shares (and/or previously issued Shares (such issued Shares, if any, being held in trust for such purpose or held as dormant Shares by the Company or its Affiliates)), for the purposes of the ESOP and for the purposes of any other equity incentive plan which have previously been, or may in the future be, adopted by the Company, subject to adjustment as set forth in Section 10 below.

7.2.
Any Shares which remain unissued and which are not subject to the outstanding Awards at the termination of the ESOP shall cease to be reserved for the purpose of the ESOP, but until termination of the ESOP the Company shall at all times reserve sufficient number of Shares to meet the requirements of the ESOP. If an Award should expire or become unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an exchange program, the unpurchased Shares that were subject thereto shall, unless the ESOP shall have been terminated, become available for future grant under the ESOP.  In addition, any Shares which are retained by the Company upon exercise of an Award in order to satisfy the exercise or purchase price for such Award or any withholding taxes due with respect to such Award shall be treated as not issued and shall continue to be available under the ESOP.  Shares issued under the ESOP and later repurchased by the Company for the original exercise or purchase price paid for the Shares shall become available for future grant under the ESOP.  Shares issued under the ESOP and later repurchased by the Company pursuant to any other repurchase right that the Company may have shall not be available for future grant under the ESOP.

7.3.
Each Award granted pursuant to the ESOP, shall be evidenced by a written Award agreement between the Company and the Participant, in such form as the Board or the Committee shall from time to time approve.

8.	OPTIONS AND SHARE APPRECIATION RIGHTS

8.1.
The Purchase Price of each Share subject to an Option or Share Appreciation Right shall be determined by the Board or the Committee at its sole and absolute discretion in accordance with applicable law, and, if such authority is delegated by the Board to the Committee in compliance with the then effective applicable law, it shall be subject to any guidelines as may be determined by the Board from time to time. Each Option Agreement or Share Appreciation Right Agreement will contain the Purchase Price determined for each Option or Share Appreciation Right covered thereby (but in any event, not less than the par value of the Share issuable upon exercise thereof).

EMPLOYEE SHARE PLAN

8.2.
The Purchase Price shall be payable upon the exercise of the Option in a form satisfactory to the Committee, including without limitation, by cash or check designated in the currency specified in the Option Agreement. The Committee shall have the authority to postpone the date of payment on such terms as it may determine.

8.3.	The Purchase Price shall be denominated in the currency determined by the Company and specified in the Option Agreement or Share Appreciation Right Agreement.

8.4.
Options and Share Appreciation Right shall be exercised by the Participant by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company and when applicable, by the Trustee in accordance with the requirements of Section 102.  The notice shall specify the number of Shares with respect to which the Option or Share Appreciation Right is being exercised.  The exercise of Options shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Purchase Price at the Company’s or the Representative’s principal office.

8.5.
Upon exercise of a Share Appreciation Right, the Participant (or any person having the right to exercise the Share Appreciation Right) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine on or prior to the Date of Grant of the Share Appreciation Right, in its sole discretion.  The amount of cash and/or the Fair Market Value of Shares received upon exercise of Share Appreciation Rights shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of exercise) of the Shares subject to the Share Appreciation Rights exceeds the Purchase Price of those Shares.

8.6.
Options and Share Appreciation Right, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Option Agreement or Share Appreciation Right Agreement (unless otherwise determined in accordance with the provisions of this ESOP with respect to any Option(s) or Share Appreciation Right(s), such date shall be ten (10) years from the respective Date of Grant); and (ii) the expiration of any extended period in any of the events set forth in Section 8.9 below.

8.7.
The Options or Share Appreciation Rights may be exercised by the Participant in whole at any time or in part from time to time, to the extent that the Options or Share Appreciation Rights become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of Section 8.9 below, the Participant is employed by or providing services to the Company or any of its Affiliates, at all times during the period beginning with the granting of the Option or Share Appreciation Right and ending upon the date of exercise.

EMPLOYEE SHARE PLAN

8.8.
Subject to the provisions of Section 8.9 below, in the event of termination of Participant’s employment or services, with the Company or any of its Affiliates, all Options or Share Appreciation Rights granted to such Participant will immediately expire. A notice of termination of employment or service shall be deemed to constitute termination of employment or service for the purposes of Option or Share Appreciation Right grants made under the ESOP. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Participant’s Option or Share Appreciation Right shall not vest and shall not become exercisable and any unvested portion of the Participant’s Option or Share Appreciation Right shall revert to the ESOP.

8.9.
Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Participant’s Option Agreement or Share Appreciation Right Agreement, an Option or Share Appreciation Right may be exercised after the date of termination of a Participant's employment or service with the Company or any Affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of Vested Options or SARs, if:

(i)
termination is voluntary, in which event any Vested Option or SAR still in force and unexpired may be exercised within a period of one hundred eighty (180) days months after the date of such termination; or-

(ii)
termination is by the Company, without Cause, in which event any Vested Option or SAR still in force and unexpired may be exercised within a period of one hundred and eighty (180) days after the date of such termination; or-

(iii)
termination is the result of death, Retirement or Disability (each, as hereinafter defined) of the Participant, in which event any Vested Option or SAR still in force and unexpired may be exercised within a period of twelve (12) months after the date of such termination; or -

(iv)
prior or subsequent to such termination, the Board or the Committee shall authorize an extension of the terms of all or part of the Vested Options or SARs beyond the date of such termination for a period not to exceed the period during which the Options or Share Appreciation Rights by their terms would otherwise have been exercisable.

For avoidance of any doubt and notwithstanding anything herein to the contrary, if termination of employment or service is for Cause: (i) any outstanding unexercised Option or Share Appreciation Right (whether vested or non-vested), will immediately expire and terminate, and the Participant shall not have any right in connection to such outstanding Options or Share Appreciation Rights; and (ii) all Shares issued upon exercise of Options or Share Appreciation Rights shall be subject to repurchase at their nominal value by the Repurchaser(s) (as defined in Section 11.3 below), provided however that in no case shall the Company provide financial assistance to any other party to purchase the Shares if doing so is prohibited by law.

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As used herein: (i) the term “Disability” means a Participant’s inability to perform his/her duties to the Company, or to any of its Affiliates, for a consecutive period of at least one hundred and eighty (180) days, by reason of any medically determinable physical or mental impairment, as determined by a physician selected by the Participant and acceptable to the Company; and (ii) the term “Retirement” means a Participant's retirement pursuant to applicable law or in accordance with the terms of any tax-qualified retirement plan maintained by the Company or any of its Affiliates in which the Participant participates.

8.10.
To avoid doubt, the Participants shall not be deemed owners of the Shares issuable upon the exercise of Options or Share Appreciation Rights and shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any part of an Option or Share Appreciation Right, until registration of the Participant as holder of such Shares in the Company’s register of shareholders  upon exercise of the Option or Share Appreciation Right in accordance with the provisions of the ESOP, but in case of Options and Shares held by the Trustee, subject to the provisions of Section 6 of the ESOP.

8.11.	Any form of Option Agreement or Share Appreciation Right Agreement authorized by the ESOP may contain such other provisions as the Committee may, from time to time, deem advisable.

8.12.
With respect to Unapproved 102 Awards, if the Participant ceases to be employed by the Company or any Affiliate, the Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of Sale of Shares (if any), all in accordance with the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

8.13.
Subject to the provisions of the ESOP, each Option or Share Appreciation Right shall vest and become exercisable commencing on the Vesting Date thereof, as determined by the Board or the Committee, for the number of Shares as shall be provided in the Option Agreement or Share Appreciation Right Agreement. However, no Option or Share Appreciation Right shall be exercisable after the Expiration Date. Unless determined otherwise in accordance with the provisions of this ESOP with respect to any, some or all Options or Share Appreciation Rights, each Option or Share Appreciation Right shall vest and become exercisable over a four (4)-year period from its Date of Grant, according to the following: One quarter (1/4) shall vest on the first anniversary of the Date of Grant, with the balance vesting over the sequential three (3) years, quarterly, in twelve (12) equal portions, with each six and one quarter percent (6.25%) of such Option or Share Appreciation Right becoming vested and exercisable on the last day of each quarter  provided, however, that the Option Agreement or Share Appreciation Right Agreement may specify differently, and that the Committee, in its absolute discretion, may, on such terms and conditions as it may determine to be appropriate, accelerate or otherwise change the time at which such Option, Share Appreciation Right or any portion thereof may be exercised. The Option or Share Appreciation Right may contain other provisions with respect to any Option or Share Appreciation Right and any Option or Share Appreciation Right need not be the same as the provisions with respect to any other Option or Share Appreciation Right.

EMPLOYEE SHARE PLAN

8.14.
The Committee shall have the discretion to determine whether and to what extent the vesting of Options or Share Appreciation Rights shall be tolled during any leave of absence; provided, however, that in the absence of such determination, such lapsing shall not be tolled during any unpaid leave (unless otherwise required by applicable laws, regulations or rules).

8.15.
An Option or Share Appreciation Right may be subject to such other terms and conditions on the time or times when it may be exercised, as the Committee may deem appropriate. The vesting provisions of individual Options or Share Appreciation Rights may vary.

8.16.
Within the limitations of the ESOP and subject to applicable law, the Committee may modify, extend or assume outstanding Options or Share Appreciation Rights or may accept the cancellation of outstanding Options or Share Appreciation Rights (whether granted by the Company or by another issuer) in return for the grant of new Awards for the same or a different number of Shares, at the same or a different Purchase Price, and with the same or different vesting provisions, in all cases without the approval of the Company's shareholders.  Notwithstanding the preceding sentence or anything to the contrary herein, unless a modification is necessary or desirable to comply with any applicable law, regulation or rule, such modification of an Option or Share Appreciation Right shall not, without the consent of the Participant, impair his or her rights or obligations under such Option or Share Appreciation Right.

9.	RESTRICTED SHARES AND RESTRICTED SHARE UNITS.

9.1.
When a right to purchase Restricted Shares is granted under the ESOP or an Award of Restricted Share Units is made under the ESOP, the Company shall advise the recipient in writing of the terms, conditions and restrictions related to the Award, including the number of Shares that such person shall be entitled to purchase, the price to be paid, if any (which shall be as determined by the Committee, subject to all applicable laws), and the time within which such person must accept such offer.  The permissible consideration for Restricted Shares or Restricted Share Units shall be determined by the Committee.  The offer of Shares pursuant to a Restricted Share Award or Restricted Stock Unit Award shall be accepted by execution of a Restricted Share Purchase Agreement or Restricted Share Purchase Agreement in the form determined by the Committee.

EMPLOYEE SHARE PLAN

9.2.
Unless the Committee determines otherwise, the Restricted Share Purchase Agreement shall grant the Company a repurchase option, exercisable upon the voluntary or involuntary termination of the Participant’s employment or service with the Company or any Affiliates for any reason (including death or Disability) at a purchase price equal to the original purchase price paid by the purchaser for such Shares and may be paid by cancellation of any indebtedness of the purchaser to the Company or any Affiliate.  The repurchase option shall lapse at such rate as the Committee may determine.

9.3.
The Committee shall have the discretion to determine whether and to what extent the vesting of Restricted Shares or Restricted Share Unites and/or lapsing of Company repurchase rights shall be tolled during any leave of absence; provided, however, that in the absence of such determination, such lapsing shall not be tolled during any unpaid leave (unless otherwise required by applicable laws, regulations or rules).

9.4.
The Restricted Share Purchase Agreement or Restricted Share Unit Agreement shall contain such other terms, provisions and conditions not inconsistent with the ESOP as may be determined by the Committee in its sole discretion.  In addition, the provisions of Restricted Share Purchase Agreements or Restricted Share Unit Agreements need not be the same with respect to each Participant.  The vesting provisions of individual Restricted Shares or Restricted Share Units may vary.

9.5.
The holders of Restricted Share Units shall have no voting rights.  Prior to settlement or forfeiture, any Restricted Share Unit awarded under the ESOP may, at the Committee’s discretion, carry with it a right to dividend equivalents.  Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Share Unit is outstanding.  Dividend equivalents may be converted into additional Restricted Share Units.  Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both.  Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Restricted Shares Units to which they attach.

9.6.
Settlement of vested Restricted Share Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee at the time of the grant of the Restricted Share Units, in its sole discretion.  Methods of converting Restricted Share Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days.  Vested Restricted Share Units may be settled in a lump sum or in installments.  The distribution may occur or commence when the vesting conditions applicable to the Restricted Share Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to any later date.  The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents.  Until an Award of Restricted Share Units is settled, the number of such Restricted Share shall be subject to adjustment pursuant to Section 10.

EMPLOYEE SHARE PLAN

9.7.
A holder of Restricted Share Units shall have no rights other than those of a general creditor of the Company.  Restricted Share Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Share Unit Agreement.

9.8.
Within the limitations of the ESOP, the Committee may modify or assume outstanding Restricted Shares or Restricted Share Units or may accept the cancellation of outstanding Restricted Shares or Restricted Share Units (including restricted share units granted by another issuer) in return for the grant of new restricted shares or restricted share units for the same or a different number of shares and with the same or different vesting provisions.  Notwithstanding the preceding sentence or anything to the contrary herein, the Committee may not modify an outstanding Restricted Share or Restricted Share Unit such that the modification shall, without the consent of the Participant, impair his or her rights or obligations under such Restricted Share or Restricted Share Unit, unless such modification is necessary or desirable to comply with any applicable law, regulation or rule.

10.	ADJUSTMENTS

Upon the occurrence of any of the following described events, Participant's rights to Shares under the ESOP shall be adjusted as hereafter provided, in each case, subject to the approval of the applicable tax authority, to the extent required:

10.1.
In the event of a Transaction, the unexercised Awards then outstanding under the ESOP shall be assumed or substituted for awards covering an appropriate number of shares of such class of shares, or other securities (as determined by the Company), of the Successor Company (or a parent or subsidiary of the Successor Company), per each Share underlying the assumed or substituted Award, as were distributed to the holders of Shares of the Company per each Share held, in connection with and pursuant to the Transaction. In the case of such assumption and/or substitution of Awards, appropriate adjustments shall be made to the Purchase Price, if applicable, so as to reflect such action and all other terms and conditions of the Award agreements shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Committee or the Board, which determination shall be in their sole discretion and final. The Company shall notify the Participant of the Transaction in such form and method as it deems applicable and at such time in advance as notified to the holders of all other Shares.

EMPLOYEE SHARE PLAN

In the event that any Awards shall be substituted (as set forth above), the Awards held by Trustee along with the Share certificate (to be transferred to Participants upon the exercise of any Award) and any other documents and certificates pertaining to said Awards, shall be substituted as set forth above.

10.2.
Notwithstanding the above and subject to any applicable law, the Board shall have full power and authority to determine with respect to any Awards, that in the Award agreement applicable to such Awards there shall be a clause instructing that, if, in any such Transaction, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute all or any portion of any Awards, the vesting such Awards shall be accelerated so that any such Awards are then unvested shall be immediately vested.

Notwithstanding the above and subject to any applicable law, unless the Committee determines otherwise with respect to certain Award(s), if, in any such Transaction, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Awards, all Awards shall expire as of immediately prior to the consummation of the Transaction.

10.3.
For the purposes of Section 10.1 above, an Award shall be considered assumed or substituted if, following the Transaction, the assumed or substituted Award confers the right to purchase or receive, for each Share underlying such an assumed or substituted Award immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction for each Share held by holders of Shares of the Company on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares) equal in value to the Shares subject to the Award immediately prior to the consummation of the Transaction less the Purchase Price, if any; provided, however, that if such consideration received in the Transaction is not solely shares (or their equivalent) of the Successor Company or its parent or subsidiary, the Board may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the assumed or substituted Award to be solely shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding shares in the Transaction; and provided further that the Board may determine, in its discretion, that in lieu of such assumption or substitution of Awards for awards of the Successor Company or its parent or subsidiary, such Awards will be substituted for any other type of asset or property.

10.4.
If the Company is voluntarily liquidated or dissolved while outstanding Awards remain outstanding under the ESOP, the Company shall immediately notify all unexercised holders of Options or Share Appreciation Rights of such liquidation, and the Option and Share Appreciation Right holders shall then have ten (10) days to exercise any unexercised Vested Option or SAR held by them at that time, in accordance with the exercise procedure set forth herein. Upon the expiration of such ten (10)-day period, all remaining unexercised Options or Share Appreciation Rights and all other Awards will terminate immediately.

EMPLOYEE SHARE PLAN

10.5.
If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split, reverse share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Shares subject to the ESOP or subject to any Awards therefore granted, and the Purchase Prices, if applicable, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon occurrence of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the ESOP (as set forth in Section 7 hereof) in respect of which Awards have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

10.6.
Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

11.	DELETED

12.	PURCHASE FOR INVESTMENT; REPRESENTATIONS

12.1.
The Company’s obligation to issue or allocate Shares pursuant to the ESOP is expressly conditioned upon: (a) the Company’s completion of any registration or other qualifications of such Shares under all applicable laws, rules and regulations or (b) representations and undertakings by the Participant (or his legal representative, heir or legatee, in the event of the Participant’s death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Participant (or his legal representative, heir, or legatee): (a) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Participant has given to the Company or a reference thereto and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Participant must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State or country having or that shall have jurisdiction over the Company and the Participant.

EMPLOYEE SHARE PLAN

12.2.
The Participant acknowledges that in the event that the Company’s shares shall be registered for trading in any public market, Participant’s rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Participant unconditionally agrees and accepts any such limitations.

12.3.	Upon the grant of Awards to a Participant or the issuance of Shares pursuant thereto, the Company shall obtain from such the representations and undertakings as follows:

(a)
That the Participant is familiar with the Company, its activity and its financial and commercial forecast, and that the Participant knows that there is no certainty that the Awards, the exercise of the Awards or the receipt of Shares or other property pursuant to the Awards will be financially worthwhile. The Participant hereby undertakes not to have any claim against the Company or any of its directors, employees, shareholders or advisors if it emerges, at the time of grant, exercise or settlement of the Awards, that the Participant’s investment in the Company‘s Shares was not worthwhile, for any reason whatsoever.

(b)	That the Participant knows that his rights regarding the Awards and the Shares are subject for all intents and purposes to the instructions of the Company’s documents of incorporation.

(c)
That the Participant knows that in addition to the allocations set forth above, the Company has allocated and/or is entitled to allocate Awards and Shares to other Employees and other people, and the Participant shall have no claim regarding such allocations, their quantity, the relationship among them and between them and the other shareholders in the Company, settlement or exercise of the Awards or any matter related to or stemming from them.

(d)
That the Participant knows that neither the ESOP nor the grant of an Award or Shares thereunder shall impose any obligation on the Company to continue the engagement of the Participant, and nothing in the ESOP or in any Award or Shares granted pursuant thereto shall confer upon any Participant any right to continue being engaged by the Company, or restrict the right of the Company to terminate such engagement at any time.

EMPLOYEE SHARE PLAN

13.	DIVIDENDS

With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options or Share Appreciation Rights) allocated or issued upon the exercise or settlement of Awards and held by the Participant or by the Trustee, as the case may be, but in any event, subject to any and all rights attached to the class of Shares issued pursuant to any Award, the Participant shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s Incorporation documents (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and, when applicable, subject to the provisions of  Section 102 and the rules, regulations or orders promulgated thereunder.

14.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF AWARDS

14.1.
No Award, or any right with respect thereto, shall be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, to any third party whatsoever, except as specifically allowed under the ESOP or otherwise permitted by the Committee, other than by will or by the laws of descent or distribution, and during the lifetime of the Participant each and all of such Participant's rights to Shares hereunder shall only relate to the Participant.  Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

14.2.
Notwithstanding anything to the contrary in this ESOP, so long as Awards and/or Shares are held by the Trustee on behalf of the Participant, all rights of the Participant over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution (in which case such transfer shall be conditional upon the transferee’s agreement in writing to be bound by the terms and conditions on which the Participant held the same, including, without limitation, the ESOP and the respective Award Agreement).

15.	EFFECTIVE DATE AND DURATION OF THE ESOP

The ESOP shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption, unless terminated earlier in accordance with Section 16 hereof. Notwithstanding the foregoing, and unless otherwise determined, the provisions of the ESOP shall survive the termination hereof and shall remain in full force and effect only with respect to (i) outstanding Awards – until expiration of such Awards, or (ii) with respect to Shares issued pursuant to the ESOP – until the time by which such Shares are no longer subject to the provisions hereof.

16.	AMENDMENTS OR TERMINATION

The Board may at any time, but when applicable, after consultation with the Trustee, amend, alter, suspend or terminate the ESOP. No amendment, alteration, suspension or termination of the ESOP shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Company, which agreement must be in writing and signed by the Participant and the Company. Termination of the ESOP shall not affect the Board’s or the Committee’s ability to exercise the respective powers granted to them hereunder with respect to Awards granted under the ESOP prior to the date of such termination.

EMPLOYEE SHARE PLAN

17.	GOVERNMENT REGULATIONS

The ESOP, and the grant, exercise and settlement of Awards hereunder, and the obligation of the Company to issue, sell and deliver Shares under such Awards, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of any other State having jurisdiction over the Company and the Participant, including, without limitation, the Ordinance, and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18.	CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the ESOP nor the Award agreement with the Participant shall impose any obligation on the Company or an Affiliate thereof, to continue any Participant in its employment or service retention, and nothing in the ESOP or in any Award granted pursuant thereto shall confer upon any Participant any right to continue in the employment or service of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or service at any time.

19.	GOVERNING LAW & JURISDICTION

The ESOP shall be governed by and construed and enforced solely in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the ESOP.

20.	INTEGRATION OF SECTION 102 AND TAX COMMISSIONER’S PERMIT

20.1.
With regard to 102 Awards, the provisions of the ESOP and/or the Award Agreement shall be subject to the provisions of Section 102 and the Income Tax Rules (Tax Relieves for Grants of Shares to Employees), 2003-5763 and the Income Tax Commissioner’s permit, and the said provisions and permit shall be deemed an integral part of the ESOP and of the Award Agreement.

20.2.
Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the ESOP or the Award Agreement, shall be considered binding upon the Company and the Participants.

EMPLOYEE SHARE PLAN

21.	TAX CONSEQUENCES

21.1.
Any tax consequences or other required deductions arising from the grant, vesting, exercise or settlement of any Award, from the payment for Shares covered thereby or from the sale of Shares or any other event or act (of the Company and/or its Affiliates, the Trustee or the Participant), hereunder, including but not limited to National Insurance Contribution payments, social insurance contributions, payment on account, personal income tax and any capital gains tax legally due by Participant, shall be borne solely by the Participant. The Company and/or its Affiliates and/or the Trustee shall withhold taxes or required deductions according to the requirements under the applicable laws, rules, and regulations, including withholding taxes or required deductions at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax, required deductions, or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax, required deduction or other compulsory payment deriving from any payment made to the Participant.

21.2.
The Company and/or, when applicable, the Trustee, shall not be required to release any Share certificate to a Participant nor permit any exercise or settlement of any Award until all required payments (tax or otherwise) have been fully made or arranged for in a manner satisfactory to the Company.

21.3.
To the extent provided by the terms of an Award agreement, the Participant may satisfy any tax withholding obligation or other required deduction relating to the grant, exercise or settlement of an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company or an Affiliate) or by a combination of such means: (i) tendering a cash payment; (ii) subject to the Committee’s approval (on or prior to the payment date), after consultation with the Company’s accountants, authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant as a result of the exercise or settlement of the Award; (iii) subject to Committee approval (on or prior to the payment date), after consultation with the Company’s accountants, delivering to the Company owned and unencumbered Shares; or (iv) through a broker-assisted cashless exercise procedure pursuant to which Shares issued at exercise are immediately sold to the extent such procedures are approved by the Committee after an IPO event.

22.	NON-EXCLUSIVITY OF THE ESOP

The adoption of the ESOP by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Awards to purchase shares of the Company otherwise than under the ESOP, and such arrangements may be either applicable generally or only in specific cases.

EMPLOYEE SHARE PLAN

For the avoidance of doubt, prior grant of Awards to Participants of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section.

23.	MULTIPLE AGREEMENTS

The terms of each Award may differ from other Awards granted under the ESOP at the same time, or at any other time. The Board may also grant more than one Award to a given Participant during the term of the ESOP, either in addition to, or in substitution for, one or more Awards previously granted to that Participant.

24.	ADDENDA

The Board may at any time, but when applicable, after consultation with the Trustee, approve such addenda to the ESOP as it may consider necessary or appropriate for the purpose of granting Awards to Employees or Non-Employees, which Awards may contain such terms and conditions as the Board deems necessary or appropriate to accommodate differences in local law, tax policy or custom, which may deviate from the terms and conditions set forth in this ESOP.  The terms of any such addenda shall supersede the terms of the ESOP to the extent necessary to accommodate such differences but shall not otherwise affect the terms of the ESOP as in effect for any other purpose.

EMPLOYEE SHARE PLAN

ADDENDUM A

SUB-PLAN TO THE

SODASTREAM INTERNATIONAL LTD.

THE 2010 EMPLOYEE SHARE OPTION PLAN
(UNITED STATES)

This Sub-Plan to the SodaStream International Ltd. 2010 Employee Share Option Plan (United States) (the “U.S. Sub-Plan”) was created under and pursuant to the SodaStream International Ltd. 2010 Employee Share Option Plan (the “ESOP”) and is intended to govern Awards granted to Employees or Non-Employees who are, or may be, subject to U.S. tax.  The Sections and subsections of the ESOP are hereby modified as provided herein with respect to such Awards.  To the extent the terms of the ESOP are not modified by this U.S. Sub-Plan, such terms shall remain in full force and effect.

2.  DEFINITIONS

For purposes of this U.S. Sub-Plan, the following terms shall have the meanings set forth in this Section 2.  Unless otherwise defined in this U.S. Sub-Plan, including this Section 2, capitalized terms used in this U.S. Sub-Plan shall have the meaning set forth in the ESOP:

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Disability” means “disability” within the meaning of Section 22(e)(3) of the Code.

“Incentive Share Option” means an Option intended to, and which does, in fact, qualify as an incentive share option within the meaning of Section 422 of the Code.

“Nonstatutory Share Option” means an Option that is not intended to, or that does not, in fact, qualify as an Incentive Share Option.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Parent on a date after the adoption of the ESOP shall be considered a Parent commencing as of such date.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Subsidiary on a date after the adoption of the ESOP shall be considered a Subsidiary commencing as of such date.

“Ten Percent Holder” means a person who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, measured as of an Option’s date of grant.

EMPLOYEE SHARE PLAN

4.  DESIGNATION OF PARTICIPANTS

For purposes of this U.S. Sub-Plan, Section 4.1 shall be amended and restated to read as follows:

“4.1
The persons eligible for participation in the ESOP shall include any Employees and/or Non-Employees; provided, however,  that only employees of the Company or its Parent or Subsidiaries shall be eligible to receive Incentive Share Options.”

For purposes of this U.S. Sub-Plan, Sections 4.4 and 4.5 shall be added to the end of Section 4 to read as follows:

“4.4	Each Award shall be designated in the Award Agreement as either an Incentive Share Option or a Nonstatutory Share Option.

4.5
Notwithstanding any designation under Section 4.4, to the extent that the aggregate Fair Market Value of Shares with respect to which share options designated as incentive share options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess share options shall be treated as nonstatutory share options.  For purposes of this Section 4.5, incentive share options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares subject to an incentive share option shall be determined as of the date of the grant of such share option.”

7.  SHARES RESERVED FOR THE ESOP; RESTRICTION THEREON

For purposes of this U.S. Sub-Plan, this Section 7 shall be amended to insert the following sentence as the second sentence thereof:

“Subject to the provisions of Section 11 of the ESOP, the maximum aggregate number of Shares that may be issued under the ESOP pursuant to Incentive Share Options shall not exceed 1,050,000 Shares, unless such number is increased by such corporate approval as required under law..”

8.  OPTIONS

For purposes of this U.S. Sub-Plan, this Section 8 shall be amended to insert the following sentence as the second sentence of Section 8.1 thereof:

“Notwithstanding the foregoing, the Purchase Price of each Shares subject to any Incentive Share Option (A) granted to an Employee who at the time of grant is a Ten Percent Holder shall be no less than one hundred ten percent (110%) of the Fair Market Value on the date of grant; and (B) granted to any other Employee, shall be no less than one hundred percent (100%) of the Fair Market Value on the date of grant, provided that Incentive Share Options granted pursuant to a merger or other corporate transaction shall not be subject to these restrictions.”

EMPLOYEE SHARE PLAN

For purposes of this U.S. Sub-Plan, Section 8.6 shall be amended and restated to read as follows:

“Options, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Option Agreement (unless otherwise determined in accordance with the provisions of this ESOP with respect to any Option(s), such date shall be ten (10) years from the respective Date of Grant); and (ii) the expiration of any extended period in any of the events set forth in Section 8.9 below, provided that, in all events, the termination of an Incentive Share Option (A) granted to an Employee who at the time of grant is a Ten Percent Holder shall not occur more than five (5) years from the date of grant, and (B) granted to any other Employee, not occur more than ten (10) years from the date of grant.”